EXHIBIT 10.3

EXECUTION COPY
Proprietary Information

TV-05356W

POWER CONTRACT

Between

TENNESSEE VALLEY AUTHORITY

And

UNITED STATES ENRICHMENT CORPORATION

This Contract, made and entered into as of July 11, 2000, between the United States Enrichment Corporation (“USEC” or the “Company”), a Corporation organized under the laws of Delaware, and the Tennessee Valley Authority, a corporation created and existing by virtue of the Tennessee Valley Authority Act of 1933, as amended (“TVA”), for the sale and purchase of power, and transfer of UF6, as defined herein.  USEC and TVA are referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, USEC, the sole domestic enricher of uranium used to produce fuel for nuclear power reactors, desires to secure a long-term supply of firm and interruptible power for use at its uranium enrichment facilities located at Paducah, Kentucky (“Paducah Facility”), that USEC has leased from the United States Department of Energy (“DOE”); and

WHEREAS, USEC has been purchasing power from TVA under Power Contract TV-99015U, dated October 12, 1995, as amended (“1995 Agreement”), providing for a portion of the supply of electric power for the operation of the Paducah Facility; and

WHEREAS, the Parties wish to replace the 1995 Agreement with a new contract under which TVA will make firm and interruptible power available for the operation of the Paducah Facility (“Contract”);

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“Additional Energy” has the meaning set forth in section 2.2 (e).

“Assay” means the total weight of U235 per kilogram of material divided by the total weight of all uranium isotopes per kilogram of material, the quotient of which is multiplied by 100 and expressed as a weight percent.

“Average Short Term Interest Rate” has the meaning set forth in Attachment 4.

“Baseline Buyback” has the meaning set forth in section 2.2 (e).

“Baseline Energy” means the total of Firm Baseline Energy and Interruptible Baseline Energy.

“Baseline Energy Price” means the price for Baseline Energy.

“BFN Enrichment Agreement” means an agreement under which TVA would buy enrichment services from USEC on a requirements basis for Browns Ferry Nuclear Plant which TVA and USEC anticipate will be entered into pursuant to TVA’s RFP dated May 3. 2000.

“Billing Month” has the meaning set forth in Attachment 4.

“business day” has the meaning set forth in Attachment 4.

“day” has the meaning set forth in Attachment 4.

‘“Firm Baseline Energy” means firm energy provided under section 2.2 (b).

“Force Majeure” has the meaning set forth in section 5.1 (a).

“Interruptible Baseline Energy” has the meaning set forth in section 2.2 (c).

“NRC’ means the United States Nuclear Regulatory Commission.

“Paducah Facility” has the meaning set forth in the recitals.

“Period One” has the meaning set forth in section 2.2 (b).

“Period Two” has the meaning set forth in section 2.2 (b).

“TVA Energy” means the sum of Baseline Energy and Additional Energy sales.

“TVA UF6 Material” has the meaning set forth in section 3.2 (a).

“UF6” means non-enriched uranium hexafluoride which shall be of United States origin and shall meet ASTM Specification C-787-96.

ARTICLE II

POWER SUPPLY ARRANGEMENTS

Section 2.1                      Term.

This Contract shall become effective as of the date first above written and shall continue in effect through the Billing Month of May 2010.

Section 2.2                      Power Sales and Purchases.

(a)           Baseline Energy.  Subject to the other provisions of this Contract, TVA shall make available and sell, and USEC shall purchase, Firm Baseline Energy and Interruptible Baseline Energy in the quantities set out below on an hourly basis, twenty-four (24) hours per day and seven (7) days per week throughout the term of this Contract.

(b)           Firm Baseline Energy.  During the first sixty-nine (69) month period beginning with the Billing Month of September 2000, and continuing through the Billing Month of May 2006 (“Period One”), TVA shall make available and USEC shall purchase 300 MW of Firm Baseline Energy.  During the next forty-eight (48) month period, beginning with the Billing Month of June 2006 and continuing through the Billing Month of May 2010 (“Period Two”), TVA and USEC shall determine the quantity and price of Firm Baseline Energy according to section 2.4.

(c)           Interruptible Baseline Energy.  TVA shall make available and sell, and USEC shall purchase, interruptible baseline energy during Period One in an amount that is the difference between Baseline Energy specified in Attachment 1 and Firm Baseline Energy (“Interruptible Baseline Energy”).  TVA and USEC shall determine the quantity and price of Interruptible Baseline Energy during Period Two according to section 2.4.

(d)           Suspension of Interruptible Baseline Energy.  The conditions under which the availability of Interruptible Baseline Energy may be suspended by TVA are defined in Attachment 2.  In the event that (1) USEC does not suspend Interruptible Baseline Energy when requested by TVA in accordance with this Contract and (2) TVA determines that continuing to supply Interruptible Baseline Energy to USEC could represent a threat to the security of TVA’s power system, then TVA may terminate the availability of Interruptible Baseline Energy at any time upon at least seven (7) days’ written notice.

(e)           Baseline Buyback and Additional Energy.  USEC may release and TVA may buy back Baseline Energy (“Baseline Buyback”), and/or TVA may sell and USEC may buy additional energy (“Additional Energy”) above the amounts set forth in Attachment 1.  TVA will periodically post market-based prices for each.  Baseline Buybacks and Additional Energy sales may be entered into at any time and cover periods as mutually agreed.  For purposes of interruption, unless otherwise agreed, Additional Energy will be suspended along with any suspension of Interruptible Baseline Energy.

(f)           Operating Procedures.  By August 15, 2000, the Parties will jointly develop operating procedures which will address:

(i)	processes for implementation of Baseline Buybacks and Additional Energy sales.

(ii)	procedures for the change in monthly Interruptible Baseline Energy amounts consistent with Paducah Facility ramp-up and ramp-down rates and the determination of any Unscheduled Energy.

(iii)	other operational processes, as mutually agreed.

Section 2.3                      Baseline Energy Price.

(a)           The Baseline Energy Price during Period One shall be as follows:

(i)	$21.46/MWh from September 1, 2000, to May 3 J, 200J.

(ii)	$60.48/MWh from June I, 2001, to August 31, 2001.

(iii)	$22.18/MWh for each nine (9) month period of September 1 to May 31 from September 1. 2001, to May 31, 2006.

(iv)	$60.48/MWh for each three (3) month period of June 1 to August 31 from June 1, 2002, to August 31, 2005.

(b)           TVA and USEC shall determine the price for Firm Baseline Energy and Interruptible Baseline Energy during Period Two according to section 2.4 and will confirm their agreement in writing.

Section 2.4                      Period Two Quantity and Pricing of Baseline Energy.

(a)           Prior to April 1, 2005, TVA shall provide USEC with a quote for Baseline Energy for the period of June 1, 2006 through May 31, 2007, based upon a proposed load profile provided by USEC (“Period Two Quote”).

(b)           By April 15, 2005, USEC shall provide TVA with a proposed quantity of Baseline Energy it desires to purchase under the Period Two Quote.

(c)           By May 1, 2005, each Party shall use its best efforts to agree upon the price for Baseline Energy and the respective quantities of Firm Baseline Energy and Interruptible Baseline Energy for the period set forth in subsection (a) above.

(d)           For each subsequent year of Period Two (June 1, 2007 - May 31, 2008; June 1, 2008 - May 31, 2009; and June 1, 2009 - May 31, 2010), the Parties shall use their best efforts to agree upon the price for Baseline Energy and the respective quantities of Firm Baseline Energy and Interruptible Baseline Energy by May 1 of each year using the same procedures as specified above.

Section 2.5                      Conditions of Delivery.

(a)           Delivery Point.  The delivery point for Baseline Energy shall be the interconnection of TVA’s 161-kV facilities and the 161-kV facilities leased by USEC in DOE’s 161-kV substations, except as otherwise agreed from time to time (“Delivery Point”).  Each Party shall be responsible for providing, or causing to be provided, at its own expense all facilities on each Party’s respective side of the Delivery Point, except as otherwise provided in the Terms and Conditions set forth in Attachment 4, or as otherwise agreed.

(b)           Title.  USEC agrees to take title to TVA Energy delivered by TVA under this Contract at the Delivery Point.

(c)           Delivery of TVA Energy.  TVA shall deliver TVA Energy under this Contract to the Delivery Point according to good utility practice.

(d)           Delivery Voltage.  The TVA Energy made available under this Contract shall be delivered at a nominal voltage of 161,000 volts, subject to the provisions of section 1 of the attached Terms and Conditions, set forth in Attachment 4.

(e)           Metering.  TVA shall, at its expense, own and maintain metering equipment to measure the power and flow of energy between TVA and USEC as provided in section 3 of the attached Terms and Conditions, set forth in Attachment 4.  In addition, USEC shall (i) own (or lease) and maintain (or cause to be maintained) the necessary metering current and voltage transformers with conduit, secondary wiring, and auxiliary devices; (ii) own (or lease) and maintain (or cause to be maintained) the metering panels and furnish suitable space thereon for TVA’s equipment; and (iii) make available to TVA certified copies of calibration and test data on each instrument transformer.

If USEC requests additional tests under the second paragraph of section 3 of the Terms and Conditions set forth in Attachment 4, TVA will bear the expense of those tests if they do not show that the measurements are accurate within one percent (1%) fast or slow at the average load during the preceding thirty (30) days.  The replacement, repair, or readjustment of metering equipment provided for under section 3 of the Terms and Conditions set forth in Attachment 4 shall be at TVA’s sole expense.

(f)           Interconnection and Load Coordination.  It is recognized that in addition to TVA, Electric Energy, Inc. (“EEI”) can provide power for the Paducah Facility.  The 161-kV facilities through which USEC takes delivery of power and energy for the Paducah Facility are electrically connected to TVA’s and EEI’s 161-kV transmission facilities through DOE’s buses and operated in parallel.  TVA’s obligation under this Article of the Contract shall be contingent upon (i) USEC providing or causing to be provided, without expense to TVA, any special facilities which, in TVA’s judgment, and consistent with good utility practice, are necessary to permit efficient parallel operation and which TVA would not otherwise be justified in providing and (ii) the existence of adequate contractual arrangements, mutually satisfactory to the Parties and EEI, for such parallel operation, including, without limitation, procedures for TVA and EEI to account for and settle any differences (resulting from scheduled transfers between them, from the physical characteristics of interconnected operations, or otherwise) between the amounts of power, energy, and reactive power physically delivered to USEC over TVA’s own facilities and the amounts scheduled by USEC in accordance with this Contract.

It is further recognized that in accordance with the contractual arrangements between TVA and EEI, TVA and EEI will regulate their hourly pro rata portion of USEC’s total load.  Under this Contract, USEC will schedule TVA Energy and, regardless of anything which may be construed to the contrary, TVA’s obligation to supply the USEC load in any clock hour will be limited to the amount of TVA Energy scheduled for that hour.  In the event that TVA reduces a schedule for TVA Energy, during the period of that reduction, TVA’s obligation regarding power supply to the USEC load shall be limited to that portion of the TVA Energy schedule not reduced.  Similarly, if TVA suspends a schedule for TVA Energy, TVA has no obligation regarding power supply to the USEC load from TVA’s system for that particular schedule during the period of suspension.

(g)           Unscheduled Energy.  Any energy deemed to be taken by USEC during a Billing Month in excess of the required quantities of Baseline Energy for that month as set out in Attachment 1, determined in accordance with the operating procedures established under 2.2 (f) (adjusted to reflect any (i) Baseline Buyback(s), (ii) Additional Energy sale(s), (iii) suspension(s) of Interruptible Baseline Energy, and/or (iv) any schedule reductions by TVA), shall be unscheduled energy (“Unscheduled Energy”).  The price for each MWh of Unscheduled Energy shall be the higher of (a) one hundred ten percent (110%) of TVA’s highest incremental cost for any hour during that Billing Month or (b) $100/MWh.

Section 2.6                      Payment.

(a)           USEC shall pay TVA for Baseline Energy on a Billing Month basis (“Power Bill”), according to section 2 of the Terms and Conditions set forth in Attachment 4, except as provided for in this section.

(b)           The Power Bill due and owing for each Billing Month shall be the Baseline Energy Price applied to the Baseline Energy (as adjusted to reflect any (i) suspensions of Interruptible Baseline Energy and/or (ii) reduction as provided for in section 5.1), decreased to reflect any Baseline Buyback credits, and increased by the amounts due for any Additional Energy and Unscheduled Energy.

(c)           For the Billing Month of September 2000, USEC shall pay an estimated Power Bill.  The Power Bill for that Billing Month shall be estimated to be $7,632,893, and the date of such Power Bill shall be deemed to be September 5, 2000.  Adjustments to reflect the difference, if any, between this estimated bill and an actual bill, if it had been calculated in accordance with section 2.6 (b) above for September 2000, will be included in the October 2000 Power Bill.

(d)           For the Billing Months from October 2000 through June 2001, the Power Bill shall be reduced by $5,000,000 (the “Deferred Payment”).

Section 2.7                      New Project - Summer Option.

The Parties recognize that USEC, TVA, and Constellation Power Source (“CPS”) presently are discussing possible arrangements for the supply of power, or the construction of generating facilities, for principal use during the peak summer periods (approximately June 1 to August 31) (“Summer Option”).  Further, the Parties recognize that the execution and implementation of a Summer Option among USEC, TVA, and CPS may impact the Parties’ rights and responsibilities under this Contract.  As of the date hereof, USEC, TVA, and CPS have not finalized an agreement for the Summer Option.  If the Summer Option is entered into subsequent to the date hereof, the Parties agree to modify this Contract to the extent necessary to effectuate the Summer Option.

Section 2.8                      Condition of NRC Approval.

(a)           The Parties recognize that USEC has an application pending before the NRC to amend USEC’s currently effective operating certificate for the Paducah Facility to upgrade the ability of the Paducah Facility to enrich UF6 up to an Assay of at least five and one-half percent (5.5%) (“Paducah Assay Upgrade Project”).  Although the Parties recognize that it is unlikely that the NRC will delay, significantly modify, or deny the approval of the Paducah Assay Upgrade Project, the Parties recognize that this Contract contemplates completion of the Paducah Assay Upgrade Project.

(b)           In the event the NRC rejects, significantly modifies, or unreasonably delays the approval of USEC’s application for the Paducah Assay Upgrade Project, the Parties agree to negotiate an equitable modification to this Contract, provided that USEC has acted in good faith and in a commercially reasonable manner to obtain NRC approval of the Paducah Assay Upgrade Project.

(c)           The above provisions regarding NRC approval of the Paducah Assay Upgrade Project shall not apply to, or have any impact upon, the BFN Enrichment Agreement.

Section 2.9                      Operation of DOE’S Facilities Leased By USEC.

USEC’s operation of DOE’s 161-kV facilities will be in accordance with written operating procedures which are mutually satisfactory to TVA and USEC, and all of DOE’s circuit breakers, relays, communication and telemetering facilities, and related equipment connected directly or indirectly to TVA’s system will at all times be operated and maintained in coordination with said system.  All tests, settings, and adjustments On such equipment shall be subject to the approval of TVA. TVA shall have the privilege of having its engineers present when such tests, adjustments, or settings are made, or TVA, upon the request of USEC and at the expense of USEC, shall make the necessary tests, adjustments, or settings.

USEC agrees that TVA shall be permitted to use the DOE 161-kV lines and buses leased by USEC which interconnect parts of TVA’s system, together with associated facilities, for the purposes of delivering power under this Contract and transferring other power between said parts of TVA’s system.

Section 2.10                      Rights-Of-Access.

USEC shall cooperate with TVA in obtaining all easements and rights of access (at agreed upon locations) in, over, and across DOE property, including DOE property leased by USEC, which are necessary for TVA to install, operate, protect, maintain, repair, replace, and remove any of its facilities constructed for supplying power to the Delivery Point provided for under this Contract or for transferring power between any of TVA’s facilities and other facilities of TVA or those of other electric systems.  However, USEC reserves the right to refuse access to restricted process areas and agrees to perform at its own expense any work which TVA is unable to perform because of lack of such access.

USEC shall exercise reasonable care to avoid damaging TVA facilities and shall pay the cost of any necessary repairs or replacements in the event of loss or damage to such facilities arising from its failure to exercise such reasonable care.  Upon termination of this Contract, TVA may, at its option and expense, remove any of its facilities.

TVA shall exercise reasonable care in the exercise of its rights under this section to avoid damaging any USEC property (including DOE property leased to USEC) and shall pay the cost of any necessary repairs or replacements in the event of loss of or damage to any such property arising from its failure to exercise such reasonable care.

Section 2.11                      Resale of Power.

The TVA Energy supplied under this Contract is for the use of USEC or any wholly owned subsidiary of USEC or its parent company in the operation of the Paducah Facility and shall not be resold or otherwise disposed of directly or indirectly, for any other purpose; provided, however, that USEC may furnish limited amounts of power to contractors and subcontractors performing work for USEC and/or DOE at the Paducah Facility.

ARTICLE III

TRANSFER OF UF6

Section 3.1                      Initial Quantity of UF6.

The initial quantity of UF6 transferred to TVA under section 3.2 of this Contract shall be 2,028,689 kgU as UF6.

Section 3.2                      UF6 Transfer.

(a)           The initial transfer of title and ownership ofUF6 from USEC to TVA under section 3.1 shall occur on or before October 1, 2000.  Subsequent transfers of title and ownership of UF6 from USEC to TVA and from TVA to USEC shall occur as required by section 3.3 and, if applicable, section 3.2 (e) of this Contract.  Any UF6 transferred to TVA shall be deemed “TVA UF6 Material.”

(b) Any UF6, the title to and ownership of which is transferred to TVA, shall, at the time TVA takes title thereto, be free and clear of any lien, pledge, encumbrance, security interest or other similar claim that could impair TVA’s right to take good and marketable title to such material.  USEC shall retain risk of loss for all TVA UF6 Material.

(c)           In a manner acceptable to TVA and without cost to TVA, USEC shall identify, segregate, and store all the TVA UF6 Material at the Paducah Facility, or, subject to TVA’s approval, at another location.  Subject to USEC’s controlled access area requirements, TVA shall have the right, during business hours, to enter into the location where the TVA UF6 Material is stored to verify compliance with the requirements of this section.  USEC shall retain possession of all TVA UF6 Material, and TVA shall have no right to possess the TVA UF6 Material, except as provided in subsection (d) below.

(d)           Upon the occurrence of anyone of the following events, TVA has the immediate right to possess the TVA UF6 Material and any USEC right that is contrary to TVA’s right to possess and control the TVA UF6 Material shall immediately cease:

(i)	USEC’s failure to pay TVA for TVA Energy when it is due and such failure is not cured within ten (10) days, or

(ii)	USEC uses TVA UF6 Material without the written approval of TVA, or

(iii)
USEC fails to perform any of its material obligations hereunder and USEC fails to initiate corrective action within thirty (30) days of the date of receipt of written notice of such failure to perform, unless such failure is excused by a Force Majeure, as defined in section 5.1 (a), or

(iv)	USEC enters into any voluntary or involuntary receivership, bankruptcy, or insolvency proceeding, with the exception of reorganization under Chapter II of the Federal Bankruptcy Act.

(e)           In the event TVA is in default, as defined below, of the power supply arrangements of this Contract, TVA shall transfer to USEC all TVA UF6 Material except for an amount, the market value of which is equal to one hundred ten percent (110%) of the Outstanding Deferred Payment.  For purposes of this section, a default shall exist only if (i) TVA is prohibited by legislation from performing the power supply arrangements of this Contract or (ii) TVA is determined by a court of competent jurisdiction to be in default of the power supply arrangements of this Contract.

Section 3.3                      TVA UF6 Material Adjustment.

As used in this Article, the term “Outstanding Deferred Payment” means the total of the cumulative Deferred Payment(s) and interest at an effective annual rate of six and one-half percent (6.5%).  The quantity of TVA UF6 Material shall, from time to time, be adjusted such that its market value based on unit values determined in accordance with subsection (b) below, shall be equal to or greater than one hundred ten percent (110%) of the Outstanding Deferred Payment; provided, however, that this adjustment only shall be made upward until such time as the Work Off as defined in section 3.4 of this Contract begins.  The time and method of such adjustments shall be as follows:

(a)           Subject to the limitation described above with respect to downward adjustments, within ten (10) days after the end of each calendar quarter, starting with the quarter ending December 31, 2000, USEC shall (i) adjust the quantity of TVA UF6 Material using then-current market values obtained from the source provided below in subsection (b) such that the market value of such material shall remain equal to or greater than one hundred ten percent (110%) of the then currently Outstanding Deferred Payment as of the date of adjustment or (ii) if USEC may not under applicable agreements and provisions of law transfer additional UF6 material, then USEC shall reduce the currently Outstanding Deferred Payment by a cash payment to TVA so that the value of the TVA UF6 Material, using the then-current market values obtained from the source provided below in subsection (b), is equal to or greater than one hundred ten percent (110%) of the Outstanding Deferred Payment as reduced by the cash payment.

(b)           The unit values to be used for calculating the market value of such TVA UF6 Material shall be obtained from The Ux Weekly report published for the week following the calendar quarter that just ended which contains the month-end values for the last month of the quarter.  The month-end values to be used shall be taken from the table titled, “Industry Spot Prices,” column headed, “Avg.,” from the section titled, “Month-end (x/xx/xx)” for natural UF6 ($/kgU) for the “Restricted Market.”  In the event such average industry spot price ceases to be published or the basis for such price is substantially modified, an equivalent industry average UF6 price shall be determined by averaging the other available trade publications that are currently included in the above described average published in The Ux Weekly.

(c)           As the Outstanding Deferred Payment is Worked Off pursuant to section 3.4, TVA shall transfer to USEC an amount of UF6 having a market value equal to one hundred ten percent (110%) of the reduction in the Outstanding Deferred Payment.

(d)           Upon transfer ofUF6 from USEC to TVA or from TVA to USEC as part of the quantity adjustment process, title to such material shall pass to the receiving Party upon such transfer.

Section 3.4                      Work Off of Outstanding Deferred Payment.

(a)           The Outstanding Deferred Payment shall be worked-off commencing with the initial delivery by USEC under the BFN Enrichment Agreement, presently scheduled for the fourth quarter of calendar year 2001, and shall run through the third quarter of calendar year 2004.  The invoiced amounts for enrichment services delivered by USEC under the BFN Enrichment Agreement shall be credited against the Outstanding Deferred Payment (“Work Off” or “Worked Off”).

(b)           TVA shall have no obligation to pay USEC for enrichment services performed under the BFN Enrichment Agreement which are used to Work Off the Outstanding Deferred Payment.  USEC and TVA shall enter into a netting arrangement as may be necessary to reflect this agreement.

Section 3.5                      True-up Mechanism.

In the event that there is any Outstanding Deferred Payment that has not been Worked Off by the end of the third quarter of calendar 2004, such remaining Outstanding Deferred Payment shall be settled by cash payment by USEC to TVA; and TVA subsequently shall transfer all remaining TVA UF6 Material to USEC.

Section 3.6                      Buyback Option.

USEC may purchase from TVA and TVA shall sell UF6 from the TVA UF6 Material as needed by USEC for its operations.  The price for UF6 shall be the then-current market price for UF6, as determined under section 3.3, and the Outstanding Deferred Payment shall be reduced accordingly.  Upon such sale, title to such UF6 shall pass to USEC.

Section 3.7                      Further Cooperation.

The Parties recognize that the transfer of title to UF6 to TVA as provided in this Contract is for the purpose of providing TVA security for the Outstanding Deferred Payment.  Therefore, the Parties agree to cooperate in good faith to enter into any further agreements as are reasonably necessary, such as a financing statement, to enable TVA to perfect a security interest in the TVA UF6 Material under applicable law and to remove such security interest when title to such UF6 is transferred back to USEC.

ARTICLE IV

FINANCIAL RESPONSIBILITY AND INFORMATION

Section 4.1                      Security Arrangement.

(a)           USEC shall provide credit support for its obligations under this Contract under the standards of this Article in regard to:  (i) USEC’s obligations to pay for TVA Energy delivered to USEC that are due and owing for such energy but not yet paid (“Accounts Receivable”) for the duration of the Contract and (ii) mark to market of Baseline Energy during Period One (“Mark to Market”).

(b)           TVA shall provide credit support for its obligations under this Contract under the standards of this Article in regard to Mark to Market.

Section 4.2                      Accounts Receivable.

(a)           TVA may periodically appraise USEC’s creditworthiness and the credit support requirements described herein.  USEC shall satisfy TVA’s credit standards based on USEC’s independent bond/credit ratings and supplying the credit support that may be found necessary to meet the credit rating specified by TVA in section (b) below under the column entitled Credit Rating Threshold.  TVA may re-evaluate USEC’s creditworthiness whenever it becomes aware of an adverse change in the USEC’s credit standing.  As long as USEC continues to meet TVA’s standard for unsecured credit, no action will be taken.  When an adverse change in USEC’s credit standing causes USEC to no longer qualify for unsecured credit from TVA, TVA has the right to require credit support as specified herein.  If USEC neither tenders the required security or deposit nor requests TVA to procure credit support on its behalf within five (5) calendar days of TVA’s request, TVA may begin taking actions to reduce its exposure.

(b)           USEC shall enter into such security arrangement as specified in section (c) below, at the request of TVA, when USEC’s credit appraisal does not meet the following threshold requirements using the lower of Standard & Poor’s or Moody’s corporate rating (“Credit Rating Threshold”):

Rating:		Rating:
Standard & Poor’s/Moody’s		Standard & Poor’s/Moody’s	Credit Rating Threshold
AAA			$50,000,000
AA+/Aal	to	AA-/Aa3	$40,000,000
A+/A1	to	A-/A3	$25,000,000
BBB+/Baal	to	BBB-/Baa3	$15,000,000
BB+/Ba1	to	BB-/Ba3	$5,000,000
B+/B1	to	B3	$500,000
All other ratings			$0

(c)           USEC shall satisfy TVA’s credit standards specified above by entering into any of the forms of credit support below, reflecting the dollar amount determined to be at risk and the period of time during which it remains at risk:

(i)	A cash collateral account; or

(ii)	A standby irrevocable letter of credit issued by a bank or other financial institution acceptable to TVA; or

(iii)
At USEC’s expense, a surety bond or a credit insurance policy or product procured by TVA, or at USEC’s option, USEC, from an insurance company or other financial institution with at least an “A” bond rating from AM Best, or an “A” bond rating from Standard and Poor’s, or a “B+” AM Best rating combined with being included on the U.S. Treasury List, with a copy provided by the insurance company to the beneficiary; or

(iv)	Security interest in collateral found to be satisfactory to TVA; or

(v)	A financial guarantee, acceptable to TVA, by another party or entity with a satisfactory credit rating as described above; or

(vi)	Other mutually acceptable means of providing or establishing adequate security.

Section 4.3                      Mark to Market.

By March 1, 2001, USEC and TVA shall agree on a methodology to establish what the high and low range of market value is for the remaining Baseline Energy under Period One (this could include seeking a third party estimate).

(a)           The extent, if any, to which the value of the Baseline Energy under Period One, priced at the high range of the market value, is less than the remaining Period One contract value, shall be the dollar amount by which TVA is at risk from USEC.  If TVA is at risk from USEC by a dollar amount which exceeds the requirements for the Credit Rating Threshold set out in the table in section 4.2 (b) above, USEC shall satisfy TVA’s credit requirements by entering into any of the forms of credit support in section 4.2 (c), reflecting the dollar amount determined to be at risk (minus the Credit Rating Threshold) and the period of time during which it remains at risk.

(b)           The extent, if any, to which the value of the Baseline Energy under Period One, priced at the low end of the range of the market value, is greater than the remaining Period One contract value, shall be the dollar amount by which USEC is at risk from TVA.  If USEC is at risk from TVA by a dollar amount which exceeds the requirements for the Credit Rating Threshold set out in the table in section 4.2 (b) above, TVA shall satisfy USEC’s credit requirements by entering into any of the forms of credit support below, reflecting the dollar amount determined to be at risk (minus the Credit Rating Threshold) and the period of time which it remains at risk:

(i)	A cash collateral account; or

(ii)	A standby irrevocable letter of credit issued by a bank or other financial institution acceptable to USEC; or

(iii)
At TVA’s expense, a surety bond or a credit insurance policy or product procured by either USEC or, at TVA’s option, by TVA from an insurance company or other financial institution with at least an “A” bond rating from AM Best, or an “A” bond rating from Standard and Poor’s, or a “B+” AM Best rating combined with being included on the U.S. Treasury List, with a copy provided by the insurance company to the beneficiary; or

(iv)	Security interest in collateral found to be satisfactory to USEC; or

(v)	A financial guarantee, acceptable to USEC, by a third party or entity with a satisfactory credit rating as described above; or

(vi)	Other mutually acceptable means of providing or establishing adequate security.

ARTICLE V

GENERAL TERMS

Section 5.1                      Interference With Availability or Use of Power.

(a)           Force Majeure Defined.  The term force majeure (“Force Majeure”) shall be deemed to be a cause reasonably beyond the control of the Party affected, such as, but without limitation to, injunction, strike of the Party’s employees, war, invasion, fire accident, floods, backwater caused by floods, acts of God, or inability to obtain or ship essential services, materials, or equipment because of the effect of similar causes on the Party’s suppliers or carriers.  Acts of God shall include the effects of drought if the drought is of such severity as to have a probability of occurrence not more often than an average of once in forty (40) years.

(b)           Interference with Availability of Power.  It is recognized by the Parties that the availability of power to USEC may be interrupted or curtailed from time to time during the term of this Contract because of Force Majeure or otherwise.  USEC shall be solely responsible for providing and maintaining such equipment in the Paducah Facility and such emergency operating procedures as may be required to safeguard persons on its property, its property, and its operations from the effects of such interruptions or curtailments.  USEC assumes all risk of loss, injury, or damage to USEC resulting from such interruptions or curtailments.  If any such interruption or curtailment lasts longer than thirty (30) consecutive minutes, TVA shall cancel or proportionately reduce, as the case may be, the charges for service for the period of such interruption or curtailment.

(c)           Paducah Facility Force Majeure.  In the event of a Force Majeure at the Paducah Facility, the Baseline Energy schedule(s) to USEC may be reduced as follows:

(i)	Energy purchase commitments made by USEC prior to the beginning of Period One would be curtailed after any curtailment of Baseline Energy schedule(s) made under this Contract.

(ii)	Energy purchase commitments made by USEC subsequent to the beginning of Period One would be curtailed prior to curtailment of Baseline Energy schedule(s) made under this Contract.

(iii)	The Parties understand that best efforts will be used to restore equipment as rapidly as practical in order for USEC to resume its energy schedule commitments with all suppliers.

(d)           Force Majeure Documentation.  Upon request from TVA or USEC, the other Party will provide documentation concerning the circumstances resulting in the Force Majeure to the other Party.

Section 5.2                      Mutual Liability.

USEC and TVA each agree to indemnify the other against and save the other harmless from any and all claims by or liability to any other person arising out of the negligence of the indemnifying Party or its agents or contractors.

Section 5.3                      Notices.

All notices and other communications, except as provided for payments under the Terms and Conditions, shall be in writing and shall be made to the representative of the other Party and shall be deemed properly given if mailed, posted prepaid, as indicated below:

If to USEC: Director Power Resources Group United States Enrichment Corporation 6903 Rockledge Drive Bethesda, MD 20817	If to TVA: Manager Industrial Marketing Tennessee Valley Authority Highland Ridge Tower 535 Marriott Drive Nashville, TN 37214
(a)           Certain Notices May Be Oral.  Notices between the authorized operating representatives of the Parties may be oral, but shall be confirmed in writing within two (2) days.

(b)           Changes in Persons to Receive Notice.  The designation of the person to be so notified, or the address of such person, may be changed at any time and from time to time by any Party by similar notice.

Section 5.4                      Confidentiality.

The attached Nondisclosure Provisions, set forth in Attachment 5, are incorporated in this Contract, and USEC and TVA are each therein referred to as “Receiver” when it receives proprietary and confidential information from the other and “Discloser” when it discloses proprietary and confidential information to the other.  Under this Contract, Proprietary Information, as defined in Attachment 5, shall include, without limitation, Baseline Energy Prices, prices for Baseline Buyback, prices for Additional Energy, forecasts of TVA’s power system operations, and other forecasts relative to potential suspensions of Baseline Energy disclosed to USEC.

Section 5.5                      Incorporation of Certain Terms and Conditions.

(a)           Incorporation.  The attached Terms and Conditions, set forth in Attachment 4, are incorporated in this Contract.

(b)           Conflicts.  In the event of any conflict between the provisions of the body of this Contract and the Terms and Conditions set forth in Attachment 4, the former shall control.

Section 5.6                      Warranties.

(a)           TVA Warranties:

(i)	TVA is validly created and existing under the Tennessee Valley Authority Act of 1933, as amended.

(ii)	TVA has full power and authority to execute the Contract and engage in the transactions contemplated in the Contract.

(iii)	The Contract, once validly executed, shall be legal, valid, binding, and enforceable against TVA in accordance with its terms.

(iv)
The execution, delivery, and performance of the Contract will not conflict with, result in a breach of, or be a default under applicable law or material agreement, including any bond, loan, or other financial agreements, to which TVA is a party.

(v)	No government or any third party consent, approval, or authorization of any kind is required in connection with the execution, delivery, or performance of the Contract by TVA.

(vi)	There is no judicial or administrative proceeding pending or threatened, which would materially adversely affect the ability of TVA to carry out its obligations under the Contract.

(vii)
TVA’S EXPRESS WARRANTIES CONTAINED IN THIS CONTRACT ARE EXCLUSIVE AND NEITHER TVA NOR ANY PERSON ACTING ON ITS BEHALF MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

(b)           USEC warranties:

(i)
USEC is the successor of the Government corporation known as the United States Enrichment Corporation and is validly existing under Delaware law and under its bylaws and is qualified to do business in each state in which its business activities create a requirement to be so qualified.

(ii)	USEC has full power and authority to execute the Contract and engage in the transactions contemplated in the Contract.

(iii)	The Contract, once validly executed, shall be legal, valid, binding, and enforceable against USEC in accordance with its terms.

(iv)
The execution, delivery, and performance of the Contract will not conflict with, result in a breach of, or be a default under applicable law or material agreement, including any bond, loan, or other financial agreements, to which USEC is a party.

(v)	No government or any third party consent, approval, or authorization of any kind is required in connection with the execution, delivery, or performance of the Contract by USEC.

(vi)	There is no judicial or administrative proceeding pending which would materially adversely affect the ability of USEC to carry out its obligations under the Contract.

(vii)	The country of origin of TVA UF6 Material shall conform with the origin listed in the definition of UF6.

(viii)
At the time USEC transfers to TVA title to and ownership of the TVA UF6 Material, the TVA UF6 Material shall be free and clear of any lien, pledge, encumbrance, security interest, or other similar claim that could impair TVA’s right to take good and marketable title to the TVA UF6 Material and USEC shall indemnify, hold harmless and at TVA’s option, defend TVA from any claim contrary to the representations in this subsection.

(ix)
USEC’S EXPRESS WARRANTIES CONTAINED IN THIS CONTRACT ARE EXCLUSIVE AND NEITHER USEC NOR ANY PERSON ACTING ON ITS BEHALF MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

Section 5.7                      Previous Arrangements.

The 1995 Agreement is hereby terminated as of 0000 hours central prevailing time on September 1, 2000.

Section 5.8                      Choice of Law.

Except with respect to any choice of law rules that may exist, the validity, performance, and all matters relating to the interpretation and effect of this Contract and any modifications to it shall be governed by the Federal law of the United States.

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed by their respective duly authorized officers as of the date above.

UNITED STATES ENRICHMENT

   CORPORATION

/s/ William H. Timbers, Jr.

Title:           President and CEO

Date:           July 7, 2000

TENNESSEE VALLEY AUTHORITY

/s/ Mark O. Medford

Title:           Executive Vice President

Customer Service and Marketing

Date:           July 10, 2000

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ATTACHMENT 1

BASELINE ENERGY FOR PERIOD ONE

(TOTAL OF FIRM AND INTERRUPTIBLE BASELINE ENERGY) (MW)*

	2000	2001	2002	2003	2004	2005	2006
January		630	1,533	1,779	1,569	1,650	1,549
February		650	1,526	1,772	1,569	1,644	1,545
March		758	1,533	1,779	1,569	1,651	1,550
April		859	875	1,120	1,575	1,653	1,559
May		980	1,254	1,254	1,254	1,254	1,254
June		300	300	300	300	300
July		300	300	300	300	300
August		300	300	300	300	300
September	494	750	750	750	750	750
October	615	861	1,023	1,562	1,647	1,548
November	765	810	1,114	1,234	1,651	1,551
December	688	1,172	1,779	1,569	1,651	1,549

*The monthly MW amounts shall be multiplied by the number of hours in that month to determine the required quantities of Baseline Energy. The actual hourly MW amounts shall be essentially constant except during ramp up/ramp down periods and will be scheduled in accordance with operating procedures jointly developed under section 2.2 (f).

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ATTACHMENT 2

INTERRUPTIBILITY OF BASELINE ENERGY

1	2	3	4
Total Power Level*	Two Hour Notice	Day Ahead Notice	Friday of Prior Week Notice
1,300 and above MW	200MW	400 MW	All Interruptible Baseline Energy
1,000-1,299 MW	100 MW	300 MW	All Interruptible Baseline Energy
800-999 MW	50 MW	200 MW	All Interruptible Baseline Energy
301-799 MW	25 MW	50 MW	All Interruptible Baseline Energy
*Total Power Level is equal to the power USEC receives at the Paducah Facility from all sources prior to TVA’s suspension of Interruptible Baseline Energy.  If all power is not being supplied by TVA, USEC shall keep TVA informed of the applicable Total Power Level.

When the Total Power Level falls into the various ranges set forth in column 1, TVA may suspend Interruptible Baseline Energy as specified in columns 2, 3, and 4 provided that:

•
with respect to the amounts specified in column 2, TVA gives USEC at least 2 hours’ notice of such a suspension and such notice is given only after or at the same time that TVA seeks to suspend the Variable Price Interruptible Power (“VPI”) which is on Suspension Tier 3;

•	with respect to the amounts specified in column 3, TVA notifies USEC of a suspension for reliability purposes by no later than 8:00 am central prevailing time of the previous day; and
•	with respect to the amounts specified in column 4, TVA notifies USEC of a suspension for reliability purposes by no later than 8:00 am central prevailing time on Friday of the previous week.

The Firm Baseline Energy amount shall not be reduced below 300 MW.

If TVA makes an intra-day or day ahead Baseline Buyback(s) from USEC, the amounts in column 2 and 3, respectively, will be reduced by the corresponding amount.

VPI is TVA’s standard short-term notice interruptible power.  Suspension Tier 3 is subject to suspension:

•	only if TVA determines, in its sole judgment, that emergency conditions exist on its power system and
•	only after (or if necessary due to system conditions at the same time that) TVA has required suspension of all other VPI;

provided, however, that if TVA deems a suspension of VPI to be needed due to transmission constraints, voltage problems, or other conditions affecting only a portion of the TVA system, the suspension order provided above shall apply only with regard to said portion of the TVA system.

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ATTACHMENT 3

Attachment 3 intentionally omitted.

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ATTACHMENT 4

TERMS AND CONDITIONS – USEC

1.           Conditions of Delivery.  The power delivered under this Contract shall be 3-phase alternating current of a frequency of approximately 60 hertz and at the nominal voltage specified in the Contract.  Except for temporary periods of abnormal operating conditions, voltage variations shall not exceed five (5) percent up or down from a normal voltage to be determined from operating experience.

Company shall exercise all reasonable precautions and install all equipment necessary to limit its total demand to the amount to which it is entitled under the Contract.  If the total demand for any interval exceeds the amount to which Company is so entitled, Company shall not be entitled to continue such excess takings, whether or not it is obligated to pay for them.

Maintenance by TVA at the point of delivery of voltage within the above stated limits and the frequency contracted for will constitute availability of power for purposes of the Contract.

TVA shall not be obligated to install protective equipment, but may install such equipment as TVA deems necessary for the protection of its own property and operations.  The electrical equipment installed by Company shall be capable of satisfactory coordination with TVA’s protective equipment.

The power and energy taken under this Contract shall not be used in such a manner as to cause unusual fluctuations or disturbances on TVA’s system.  Company shall provide, at its expense, suitable apparatus which will reasonably limit such fluctuations.  In the event that unreasonable fluctuations or disturbances, including, without limitation, harmonic currents resulting in interference with communication systems or in harmonic resonance of now-existing facilities, are caused by Company’s facilities, TVA shall immediately notify Company’s designated representative of the circumstances, and TVA shall then have the right, after reasonable notice, to discontinue the delivery of power and energy under this Contract until the condition causing such fluctuations or disturbances is corrected by Company.  TVA shall give Company written notice of these circumstances in addition to the above-mentioned notice, but the requirement of providing such written notice shall not limit or delay TVA’s right to discontinue service to Company.  Despite such discontinuance of service, Company shall be obligated to pay TVA the amounts due for power and energy under this Contract.

2.           Billing.

(a)           Definitions.  As used in this section 2,

(i)           “day” shall mean a calendar day;

(ii)           “business day” shall mean any day except Saturday, Sunday, or a weekday that is observed by TVA as a Federal holiday (Federal holidays currently include New Year’s Day, Martin Luther King’s Birthday, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran’s Day, Thanksgiving Day, and Christmas Day); and

(iii)           “Average Short Term Interest Rate” shall mean (a) the average of the interest rates payable on TVA’s short-term borrowings (having maturities of less than one year) made during the calendar month preceding the month of the date of a bill, or (b) in the event that TVA made no short-term borrowings during such preceding calendar month, the Average Short Term Interest Rate shall be deemed to be the average effective interest rate on 91-day United States Treasury bills (based on the average of the closing bid and asked prices) during such preceding calendar month, plus 1/8 of one percent.

(b)           General Provisions.  TVA will bill for all charges applicable under the Contract for each calendar month (“Billing Month”) as soon as practicable.  Payment of such bill by Company shall become due 10 days after the date of bill.  To any amount remaining unpaid 10 days after the due date, there shall be added a charge equal to the sum of (1) $150 and (2) an amount calculated by applying the Average Short Term Interest Rate on a daily basis to the unpaid portion of the bill for each day of the period from and after the due date to and including the date of payment in full.  TVA will prepare and send to Company appropriate invoices for such added charge, which shall be due and payable upon receipt.  All payments shall be made to TVA at 400 West Summit Hill Drive, Knoxville, Tennessee 37902-1499, or at such other places as TVA may from time to time designate by notice to Company.

TVA shall allow Company an early payment credit (to be applied on the subsequent month’s bill) for any month that Company makes payment to TVA for charges applicable under the Contract in time for TVA to receive and deposit such payment on or before the due date.  The amount of the early payment credit shall be determined by applying for each day of the 10-day period following the due date the Average Short Term Interest Rate to the amount of such early payment.

Upon failure of Company to pay all charges applicable under the Contract within 30 days from the date of bill, TVA shall have the right, upon 15 days’ notice, to discontinue the supply of power, and may refuse to resume delivery as long as any such past due amounts remain unpaid.  Discontinuance of supply under this section shall not relieve Company of its liability for minimum monthly charges or payment of past due amounts.

If for any reason Company fails to pay in full any monthly bill by the expiration of 60 days from the date of bill, TVA shall have the right to consider the Contract breached and to cancel it upon written notice that if payment in full is not received within 10 days (or such longer period as may be specified) after the date of said notice, the Contract shall be deemed permanently breached and canceled; and such cancellation by TVA shall be without waiver of any amounts which may be due or of any rights, including the right to damages for such breach, which may have accrued up to and including the date of such cancellation.

(c)           Electronic Payment Option.  Company may elect by written notice to TVA (at the address provided for under subsection (b) above) to pay the bills rendered in accordance with subparagraph (b) above using one of the electronic payment methods approved by TVA.  TVA shall provide Company detailed instructions on using the approved electronic payment method selected by Company.  Payment received in accordance with an approved electronic payment method that is selected by Company under this paragraph will be considered to have been received by TVA on a particular business day if (i) the electronic fund transfer to TVA’s account is effective on that day and (ii) Company notifies TVA, in the manner specified by TVA, of the impending electronic payment no later than 1200 hours EST or EDT (whichever is currently effective) on the preceding business day.  Otherwise, the business day following the date that the transfer is effective will be considered to be the date of payment.

Once Company has elected electronic payment in accordance with the previous paragraph, it shall thereafter use the selected electronic payment method to pay its monthly bill; except that, at any time, upon 30 days’ written notice:

(i)           Company may change to any other TVA-approved electronic payment method or terminate its selection of the electronic payment option; or

(ii)           TVA may withdraw its approval of any previously approved electronic payment method or may terminate the availability of the electronic payment option.

Notwithstanding the provisions of subsection (b) above, during the time that Company’s selection of the electronic payment option is in effect:

(i)           the date of payment established under the first paragraph of this subsection (c) will be used for all purposes;

(ii)           the charges for late payment specified in the first paragraph of subsection (b) above will be applied to any amount remaining unpaid on the first business day that falls at least 12 days after the due date;

(iii)           TVA will allow early payment credit if the date of payment is no later than 7 days after the due date;

(iv)           the amount of such credit shall be determined by applying, for each day of the period (not to exceed 20 days) from the date of payment to the date falling 12 days after the due date, the Average Short Term Interest Rate to the amount of the early payment; and

(v)           such credit may be deducted by the Company from the total amount due for the monthly billing to which the credit is applicable.  (In such case, Company will send a credit advice showing how the credit amount was calculated.)

3.           Metering.  TVA shall install and maintain the meters and associated equipment which in TVA’s judgment are needed to determine the amounts of power and energy used by Company.  If Company provides its own stepdown substation, and if in TVA’s judgment there are special conditions which must be met in Company’s substation or switchgear with respect to metering equipment, Company shall at its expense provide, install, and maintain, in accordance with plans and specifications approved by TVA, that part of the associated equipment necessary in TVA’s judgment for the installation and operation of TVA’s meters under the circumstances.  If the metering equipment is not located at the point of delivery defined in the Contract, all amounts so metered shall be appropriately adjusted to reflect delivery at the point of delivery.  The amounts so metered by TVA, and so adjusted if appropriate, shall be the amounts used as the basis for billing, except as otherwise provided.  Company, at its expense, shall have the right to install and maintain meters adjacent to TVA’s meters, as a check on TVA’s meters.  Should TVA’s meters fail to register for any period, the consumption during such period shall be determined from Company’s meters or from the best information available.

TVA shall, at its expense, make periodic tests and inspections of its metering equipment in order to maintain a high standard of accuracy.  If requested by Company, TVA shall make additional tests and inspections of its metering equipment; if such additional tests show that the measurements are accurate within 1 percent fast or slow at the average load during the preceding 30 days, the cost of making such additional tests or inspections shall be paid by Company.  TVA shall give Company reasonable notice of tests, so that Company may have a representative present if it wishes.

If any tests or inspections show TVA’s meters to be inaccurate by more than one percent, an offering adjustment shall be made to Company’s bills for any known or agreed to period of inaccuracy; in the absences of such knowledge or agreement, the adjustment shall be made for the 60 days prior to the date of such tests.  Any TVA metering equipment found to be inaccurate by more than one percent shall be promptly replaced, repaired, or readjusted by TVA.

4.           Phase Balancing.  Company shall endeavor to take and use power and energy in such manner that the current will be reasonably balanced on the three phases.  In the event that any check indicates that the current on the most heavily loaded phase exceeds the current or either of the other phases by more than 20 percent, Company agrees to make at its expense, upon request, the changes necessary to correct the unbalanced condition.  If the unbalanced condition is not corrected within 60 days, or such other period as may be agreed upon, TVA may then elect to meter the load on individual phases and compute the total demand as being equal to three times the maximum kilowatt load on any phase.  For all purposes under this section, the load on any phase shall be the load measured by a wattmeter connected with the current coil in that phase wire and with the voltage coil connected between that phase wire and the neutral voltage point.

5.           Waivers.  A waiver of one or more defaults shall not be considered a waiver of any other or subsequent default.

6.           Successors and Assigns.  The Contract may be assigned by TVA, but shall not be assignable by Company without written consent of TVA, except to a wholly owned subsidiary of Company or Company’s successor by any bona fide merger, reorganization, or consolidation; provided, however, TVA shall not unreasonably withhold such consent.

In the event of any such assignment, the Parties shall each remain liable for the faithful performance of the Contract in all respects by their respective assigns, and such assigns by acceptance of such transfer or assignment shall likewise become bound for the full performance of the Contract until its expiration; provided, however, that with respect to an assignment consented to by TVA under the preceding paragraph, such liability of the assigning Party shall only continue in effect until the expiration date of the assigned contract or the end of one year, whichever occurs first.

7.           Restriction of Benefits.  No member of or delegate to Congress or Resident Commissioner, or any officer, employee, special Government employee, or agent of TVA shall be admitted to any share or part of the Contract or to any benefit that may arise from it unless the Contract is made with a corporation for its general benefit, nor shall Company offer or give, directly or indirectly, to any officer, employee, special Government employee, or agent or TVA any gift, gratuity, favor, entertainment, loan, or any other thing of monetary value, except as provided in 5 C.F.R. part 2635 (as amended, supplemented, or replaced).  Breach of this provision shall constitute a material breach of the Contract.

8.           Counterparts.  The Contract may be executed in any number of counterparts, and all such counterparts, executed and delivered each as an original, shall constitute but one and the same instrument.

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ATTACHMENT 5

NONDISCLOSURE AGREEMENT

1.           “Proprietary Information” shall mean any information which is disclosed hereunder in writing and designated as being Proprietary Information or, if orally disclosed, confirmed in writing as being Proprietary Information.  Except as may be required by law, Receiver agrees not to divulge to third parties, without the written consent of Discloser, Proprietary Information received from Discloser, which has been designated to Receiver in writing as such.  Receiver further agrees not to use the Proprietary Information disclosed to it by Discloser to compete with Discloser and (as applicable) any of its subsidiaries, successors, or assigns.

2.           Notwithstanding section 1 of this agreement Receiver may disclose, after having given Discloser written notice five working days before the disclosure, Proprietary Information to its contractors so long as the disclosure is (a) not to a competitor of Discloser; (b) made subject to a nondisclosure agreement entered into by Receiver’s contractor and those employees of the contractor who will have access to the Proprietary Information, which agreement is subject to Discloser’s approval, which shall not be unreasonably withheld; (c) made solely on a “need to know” basis; (d) made subject to a restriction that Receiver’s contractor and the contractor’s employees use the Proprietary Information solely in performing work for Receiver; and (e) made subject to the requirement that all copies of the Proprietary Information be returned to Receiver upon conclusion of the contractor’s work for Receiver.  Receiver will make reasonable efforts (consistent, however, with its requirements) to minimize the amount of any such information disclosed to its contractors.

3.           In the event Receiver is legally required to disclose any Proprietary Information to others, Receiver shall endeavor to secure the agreement of the requester to maintain the information in confidence.  In the event Receiver is unable to secure such agreement, Receiver shall notify Discloser with reasonable promptness so that Discloser may join Receiver in the pursuit of such an agreement of confidence, work with the requester to revise the information in a manner consistent with its interests and the interests of the requester, or take any other action it deems appropriate.

4.           Receiver shall afford Proprietary Information the same security and care in handling and storage as Receiver provides for its own confidential or proprietary information and data.

5.           The foregoing obligations of Receiver shall terminate if and when, but only to the extent that, such Proprietary Information (a) is or shall become publicly known through no fault of Receiver, (b) is in Receiver’s possession as supported by written records prior to receipt of said Proprietary Information from Discloser, or (c) is disclosed to Receiver by a third party who is legally free to disclose such Proprietary Information.

6.           Discloser shall have no obligation or liability to Receiver for or as a result of the furnishing of any information hereunder.  Receiver agrees that if it elects to rely on any of the information, it does so at its sole risk.

7.           It is acknowledged that money damages may be an inadequate remedy for breach of this agreement.  Accordingly, each Party agrees in advance to the granting of injunctive or other equitable relief in favor of the other without proof of actual damages.  It is recognized that under 18 U.S.C. § 1905, officers and employees of TVA are subject to criminal liability in the event confidential information is disclosed, unless such disclosure is authorized by law or agreement with Company.  To the extent that either Party seeks money damages from the other Party, its officers, employees, or agents for an unauthorized disclosure of Proprietary Information, the Party’s remedy shall be limited to recovering its actual provable damages up to, but not exceeding, $1,000,000.

8.           This agreement shall inure to the benefit of, and shall be binding upon, Company and TVA, and, as applicable, their respective subsidiaries, successors and assigns.  In addition, all of the obligations of Company and TVA hereunder shall be binding upon, as applicable, any and all directors, officers, and employees of both Parties.  Company and TVA shall secure the compliance by all of the foregoing with all of the terms and conditions of this agreement required to be observed or performed hereunder.

9.           Neither Party will publicly announce the terms or conditions of this agreement, or advertise or release any publicity regarding this agreement without the prior written consent of the other Party.

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